UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2011

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Second Street

San Francisco, CA 94105

(Address of principal executive offices, with zip code)

(415) 348-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 12, 2011, LookSmart, Ltd. (“LookSmart” or “the Company”) announced preliminary financial results for the fourth quarter and the year ended December 31, 2010. A copy of LookSmart’s press release announcing the preliminary results is attached as Exhibit 99.1 hereto and is incorporated by reference.

The press release attached contains forward-looking statements, such as references to LookSmart’s preliminarily expected fourth quarter 2010 financial results and business prospects, and anticipated restructuring charge related to implementation of a restructuring program and headcount reductions described in the press release and in Item 2.05 below. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as changes in the Company’s financial results for the fourth quarter 2010 based on its continued efforts to finish the review of such operating results and the review of such results by the Company’s auditors, the possibility that the Company’s efforts to control expenses may not be successful, that the Company’s efforts to increase revenue and improve gross margin may not succeed, that the Company may be unable to sustain profitability, that the Company may be unable to gain or maintain customer acceptance of its publisher solutions or ad backfill products, that existing and potential customers for the Company’s products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that the Company may be limited in its ability or unable to retain and grow its ad and customer base, and that the Company may be limited in its ability or unable to enhance its products or its network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, and its other public filings, which are on file with the SEC and available at the SEC’s website (http://www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 7, 2011, the Board of Directors of the Company approved a plan of termination that resulted in a reduction in its workforce of approximately 20 full-time positions, or approximately 35%. The Company notified employees affected by the workforce reduction on January 11th and 12th, 2011. The reduction was effective immediately upon such notification, though certain employees are expected to remain in brief transition roles with the Company. Affected employees are eligible to receive severance payments totaling approximately $0.9 million, in exchange for a customary release of claims against the Company. The Company is undertaking this workforce reduction to reduce its operating costs and focus its resources on a restructured business model.

The Company expects to record a pre-tax charge of approximately $0.9 million in the first quarter of 2011 related to the restructuring program. The estimate of cash expenditures that the Company expects to incur and the pre-tax charge related thereto in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ, as noted above in Item 2.02. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2011, Mr. Stephen Markowski, the Company’s Chief Financial Officer, and on January 12, 2011, Mr. Eltinge Brown, Vice President, Advertiser Network Sales, separated from the Company. In accordance with their respective Amended and Restated Executive Change of Control/Severance Agreements dated as of December 29, 2008, Mr. Markowski would receive a cash payment equal to nine months’ worth of his current base salary and three-quarters of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of nine months; and Mr. Brown would receive a cash payment equal to six months’ worth of his current base salary and one-half of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of six months.

On January 12, 2011, the Company announced that it has appointed William O’Kelly, as its Senior Vice President Operations and Chief Financial Officer (Principal Financial Officer). Mr. O’Kelly joined LookSmart in November, 2010, as a consultant. He has over 30 years of experience in accounting and financial and operations management, including the position of Chief Financial Officer and Chief Operating Officer at Senetek PLC, a publicly traded life sciences and consumer products company. Mr. O’Kelly served in this role from April 2006 to March 2010. From March 2005 to April 2006, he served as a financial consultant to Netopia, (a Motorola company). Prior to that, he served as Chief Financial Officer at Agentis Software, Vice President and Treasurer at Informix Software, Chief Financial Officer at Chemical Supplier Technology and Corporate Controller at Air Liquide America. Mr. O’Kelly began his career as a CPA with Ernst & Young. He holds a Bachelor of Science in Accounting from the University of Florida.

The Company’s Board of Directors has approved the terms of an offer letter with Mr. O’Kelly (the “Offer Letter”) providing for an annual base salary of $250,000 and an annual performance-based incentive bonus of up to 40% of his annual salary. The Company’s Board of Directors has also approved the grant of a stock option to Mr. O’Kelly to purchase 180,000 shares of Common Stock of the Company (the “Option”). The Option will be priced and become effective on the date three days following the Company’s announcement of its financial results for the fourth quarter ended December 31, 2010 (the “Grant Date”). The price per share of the Option will be equal to the fair market value of a share of the Company’s common stock, based upon the per share closing price on the NASDAQ Stock Market on the Grant Date. The Option will vest over four years, with the first twenty-five percent of the shares subject to the Option vesting on one year anniversary of the Grant Date and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, subject to his continued employment with the Company; provided, that, if his employment is terminated by the Company without cause or he resigns for good reason, in each case within 12 months of a change of control, 100% of the shares subject to his Option shall immediately vest, as more fully described in a stock option agreement to be entered into between the Company and Mr. O’Kelly.

Furthermore, the Company’s Board of Directors has also approved, and it is expected that Mr. O’Kelly will enter into, an Executive Change of Control/Severance Agreement (the “Severance Agreement”), which will provide that in the event the Company experiences a “Change of Control” (as defined in the Severance Agreement) and within 12 months thereafter the executive officer’s employment is terminated without “Cause” or he or she resigns for “Good Reason” (as defined in the Severance Agreement), or if the executive officer’s employment by the Company is terminated without “Cause” or he or she resigns for “Good Reason” (as defined in the Severance Agreement), then he would receive a cash payment equal to nine months’ worth of his then-current base salary and three-quarters of his target annual cash incentive bonus, and the Company would pay his health insurance premiums under COBRA for a period of nine months. The foregoing descriptions are qualified in their entirety by reference to the Offer Letter and the Severance Agreement, which will be filed with the Securities and Exchange Commission following their execution.

There are no arrangements or understandings between Mr. O’Kelly and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. O’Kelly and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

A copy of LookSmart’s press release announcing the appointment of Mr. O’Kelly is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) The exhibit listed below is being furnished with this Form 8-K.

Exhibit 99.1	Press Release entitled “LookSmart Reports Preliminary Fourth Quarter 2010 Results and Announces Restructuring Program” dated January 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/s/ Jean-Yves Dexmier
Jean-Yves Dexmier
Chief Executive Officer

Date: January 12, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Press Release entitled “LookSmart Reports Preliminary Fourth Quarter 2010 Results and Announces Restructuring Program” dated January 12, 2011.